Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of Bleichroeder Acquisition France Merger Sub 2 of our report dated May 26, 2026 relating to the financial statements of Pasqal, which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Audit

Neuilly-sur-Seine, France

July 31, 2026